Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

NATIONAL FUEL GAS COMPANY

Dated: March 15, 2021

The undersigned corporation, National Fuel Gas Company, having adopted an amendment to its Restated Certificate of Incorporation, as amended, pursuant to N.J.S. 14A:9-2(4), hereby certifies as follows:

1.    Name. The name of the corporation is NATIONAL FUEL GAS COMPANY (the “Corporation”).

2.    Amendment. The Restated Certificate of Incorporation, as amended, of the Corporation is amended by amending and restating Article SIXTH, Board of Directors, to read in its entirety as follows:

The business and affairs of this corporation shall be managed under the direction of a Board of Directors. The number of directors (exclusive of directors, if any, to be elected by the holders of shares of Preferred Stock, voting separately from the Common Stock as provided in any amendment creating any series of Preferred Stock) shall be not less than seven nor more than 11, the exact number of directors to be determined from time to time by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

The directors of this corporation elected prior to the 2024 annual meeting of stockholders shall be divided into three classes, designated Class I, Class II and Class III, respectively. Each such class shall be as nearly equal in number as may be possible. Except as otherwise provided in this Article SIXTH, directors of each such class shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their respective successors shall be elected and shall qualify, subject to prior death, resignation, retirement, disqualification or removal from office. Until the classification of the board and its directors terminates at the 2024 annual meeting of stockholders, stockholders shall continue to be entitled to remove directors solely for cause. Notwithstanding the foregoing, the directors elected at each annual meeting of stockholders, commencing with the annual meeting in 2022, shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors shall be elected and shall qualify, subject to prior death, resignation, retirement, disqualification or removal from office.

If the number of directors is changed by resolution of the Board of Directors pursuant to this Article SIXTH, any increase or decrease shall be apportioned by the Board of Directors among the classes, if applicable, so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Any newly-created directorship resulting from an increase in the number of directors by resolution of the Board of Directors pursuant to this Article SIXTH may be filled by a majority of the directors then in office. Any vacancy on the Board of Directors occurring for any reason, other than an increase in the number of directors as aforesaid, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Notwithstanding the foregoing, directors elected by the Board of Directors to fill vacancies or newly-created directorships shall hold office until the next annual meeting following their election, and upon their election by the stockholders, until the completion of the respective unexpired terms of the classes, if applicable, in which the vacancies were filled, and until their respective successors shall be elected and shall qualify, subject to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing and except as otherwise provided by law, whenever the holders of shares of Preferred Stock shall have the right, voting separately from the Common Stock, to elect directors of this corporation, the number, election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms and provisions of any amendment creating any series of Preferred Stock; and such directors so elected shall not be divided into classes pursuant to this Article SIXTH. During the prescribed term of office of any such directors, the Board of Directors shall consist of such directors in addition to the number of directors determined as provided in the first paragraph of this Article SIXTH.

3.    Date of Shareholder Adoption. The date of adoption of this Amendment by the shareholders of the Corporation was March 11, 2021.

4.    Shares Entitled to Vote. The number of shares of the Corporation entitled to vote on the Amendment was 91,163,380 shares of common stock, par value $1.00 per share.

5.    Vote on Amendment. The number of shares voted for and against the Amendment were as follows:

FOR	—	72,768,750 Common Shares
AGAINST	—	841,438 Common Shares

6.    Effective Date. The Amendment shall become effective on the date of filing.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

NATIONAL FUEL GAS COMPANY

By:	/s/ D. P. Bauer
Name:	D. P. Bauer
Title:	President and Chief Executive Officer

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